Exhibit 23.2

Consent of Independent Auditors

We as auditors of Challenger Limited, Douglas, Isle of man “Private Company Limited by shares” have issued our report dated 28 February 2010, with respect to the consolidated financial statements of Challenger Limited, Douglas, Isle of man “Private Company Limited by shares” for the year ended 31 December 2009.  We hereby consent to the incorporation by reference of the said report included in this Amended Annual Report (Form 10-K/A) for the year ended 31 December 2009 in the Registration Statements of Bronco Drilling Company, Inc. on Form S-3 (File No. 333-143152), on Form S-3/A (File No. 333-140472) and on Form S-8 (File No. 333-136874).

/s/ PricewaterhouseCoopers

30 April 2010